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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


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                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    January 19, 1999
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                            Merrill Lynch & Co., Inc.
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             (Exact Name of Registrant as Specified in its Charter)

       Delaware                    1-7182                     13-2740599
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   (State or Other              (Commission                (I.R.S. Employer
   Jurisdiction of              File Number)              Identification No.)
    Incorporation)

World Financial Center, North Tower, New York, New York          10281-1332
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(Address of Principal Executive Offices)                         (Zip Code)

Registrant's telephone number, including area code:  (212) 449-1000
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         (Former Name or Former Address, if Changed Since Last Report.)


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Item 5.  Other Events
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Filed herewith is the Preliminary Unaudited Earnings Summary, as contained in a press release dated January 19, 1999, for Merrill Lynch & Co., Inc.
("Merrill Lynch") for the three months and the year ended December 25, 1998. The results of operations set forth therein for such periods are unaudited.
All adjustments, consisting only of normal recurring accruals, that are in the opinion of management, necessary for a fair presentation of the results of operations for the periods presented, have been included. The nature of Merrill Lynch's business is such that the results for any interim period are not necessarily indicative of the results for a full year.

Preferred stockholders' equity, common stockholders' equity, long-term borrowings, preferred securities issued by subsidiaries, and book value per common share as of December 25, 1998 were approximately $425 million, $9.7 billion, $57.5 billion, $2.6 billion, and $26.87, respectively.

On January 19, 1999, Merrill Lynch reported fourth quarter net earnings of $359 million, down 23% from last year's fourth quarter. These results represent a $234 million increase from 1998 third quarter earnings of $125 million before a provision for costs related to staff reductions.

Earnings per common share were $.97 basic and $.86 diluted, compared with $1.34 basic and $1.15 diluted in the 1997 fourth quarter and $.32 basic and $.28 diluted in the 1998 third quarter, excluding the staff reduction provision. Fourth quarter earnings on a cash basis, which exclude goodwill amortization, were $420 million, or $1.01 per diluted share.

Earnings for 1998, excluding the staff reduction provision ($288 million after-tax) and a $5 million after-tax charge for the cumulative effect of a change in accounting principle, were $1.6 billion or $3.73 per diluted share, down 20% from the $1.9 billion, or $4.79 per diluted share reported in 1997. Including these one-time items, 1998 net earnings were $1.3 billion or $3.00 per diluted share.

Earnings on a cash basis before the one-time items were $1.8 billion, down from $2.0 billion in 1997. On the same basis, diluted earnings per share were $4.28 versus $4.95 in 1997.

Annualized return on average common equity was approximately 14.8% for the 1998 fourth quarter, and on a cash basis, 16.7%. Return on average common equity was 16.5% for 1998 before the one-time items, and on a similar cash basis, 18.4%.


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Net revenues rose 2% from the 1997 fourth quarter to $4.1 billion, primarily due to strong revenues from asset management and portfolio service fees, commissions, and near record strategic services fees.

Commission revenues were $1.4 billion, up 9% from the 1997 fourth quarter, primarily as a result of increases in global listed securities volume.

Principal transactions revenues declined 66% from a year ago to $211 million. Debt trading revenues remained under pressure, as certain inventory positions were reduced during the quarter. Continuing wide credit spreads and reduced liquidity, particularly in October, contributed to losses in corporate and high-yield bonds and mortgage-backed securities. Revenues from interest rate and currency swaps also declined. Equities and equity derivatives revenues rose sharply from the 1997 fourth quarter.

Investment banking revenues decreased 4% to $824 million. Strategic services fees benefited from strong merger and acquisition activity. A slowdown of new issuance resulting from global market volatility led to lower underwriting revenues, particularly from equity and high-yield products. Merrill Lynch was the leading equity underwriter during the quarter, with common equity market share more than doubling from the 1998 third quarter.

Asset management and portfolio service fees were $1.0 billion, up 29% from the 1997 fourth quarter. Continued growth in assets under management, primarily driven by the acquisition of Mercury Asset Management and by fee-based products such as Merrill Lynch Consults (Registered Trademark), Mutual Fund Advisor (Service Mark), and Financial Advantage (Service Mark), led to the increase. During the fourth quarter, funds increased by $18.1 billion at Merrill Lynch Asset Management and $15.9 billion at Merrill Lynch Mercury Asset Management, as both experienced net cash inflows in addition to market appreciation.

On an annualized basis, fee-based revenues now cover over 70% of fixed and semi-fixed expenses, up from 65% for full-year 1997.

Other revenues increased 64% from a year ago to $256 million, primarily as a result of a $100 million gain from the sale of Merrill Lynch's New York Stock Exchange specialist business. Net interest profit increased 21% to $320 million due in part to an overall reduction in funding costs.


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Non-interest expenses increased 9% from the 1997 fourth quarter to $3.6 billion, but were down 2% from the 1998 third quarter, excluding the staff reduction provision. Non-compensation expenses significantly benefited from cost savings initiatives, and were down $271 million, or 17%, from the 1998 third quarter, excluding the staff reduction provision.

Compensation and benefits, the largest expense category, was up 8% to $2.2 billion, with over 60% of this increase attributable to new operations outside the US, including Mercury Asset Management and Merrill Lynch Japan Securities. Also contributing to the increase were higher Financial Consultant productivity and increased salary and benefit costs, partly offset by lower incentive compensation.

Communications and technology expense rose 31% from the 1997 fourth quarter to $438 million. Increased systems consulting costs associated with the Year 2000 and European Monetary Union initiatives, higher technology-related depreciation and expanded use of market data services contributed to this advance. Occupancy and related depreciation increased 19% to $222 million as a result of global expansion, primarily in Japan and Europe.

Advertising and market development expense was down 32% to $107 million, due in part to reductions in global travel, sales promotion, and recognition program costs. Brokerage, clearing, and exchange fees rose 23% to $174 million, primarily attributable to custody and clearing costs for Merrill Lynch Mercury Asset Management. Professional fees decreased 24% to $93 million because of lower management consulting costs and legal and employment services fees.

Goodwill amortization increased $42 million from the 1997 fourth quarter to $61 million, primarily as a result of the Mercury Asset Management acquisition. Other expenses were down 5% to $249 million.

The 1998 fourth quarter effective tax rate was 22.8%, compared with 34.6% a year ago, due primarily to the recognition of tax benefits for cumulative losses incurred in connection with the start-up of the new Private Client business in Japan. The annual effective tax rate was 34.1%.

Net earnings for 1998 also included the effect of early adoption of a change in accounting principle related to distribution costs for closed-end mutual funds. This change included a $5 million cumulative effect retroactive to the beginning of 1998 and an $11 million after-tax reduction of 1998 earnings for costs that previously were deferred and are now expensed. Previously reported 1998 quarterly results have been restated.


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Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits
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         (c)   Exhibits
               --------

               (99)   Additional Exhibits

                      (i) Preliminary Unaudited Earnings Summary for the three months and the year ended December 25, 1998.


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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                                 MERRILL LYNCH & CO., INC.
                                           -------------------------------------
                                                       (Registrant)

                                           By: /s/ E. Stanley O'Neal
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                                                   E. Stanley O'Neal
                                                   Executive Vice President and
                                                   Chief Financial Officer

Date:  January 19, 1999


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                                  EXHIBIT INDEX

Exhibit No.    Description                                                Page
-----------    -----------                                                ----
(99)           Additional Exhibits

               (i)   Preliminary Unaudited Earnings Summary for the        7-8
                     three months and the year ended December 25, 1998.


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